February 6, 2009

Neurogen Corporation
35 Northeast Industrial Road
Branford, CT 06405

Re:	Registration Statement on Form S-3; 10,349,384 shares of common stock, par value $0.025 per share

Ladies and Gentlemen:

We have acted as special counsel to Neurogen Corporation, a Delaware corporation (the “Company”), in connection with the issuance of up to 10,349,384 shares (the “Shares”) of the Company’s common stock, $0.025 par value per share (the “Common Stock”), which includes 6,195,234 shares of Common Stock (the “Exchange Shares”) issued upon exchange of the Company’s Series A Exchangeable Preferred Stock by the selling stockholders and 4,154,150 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of warrants by certain of the selling stockholders (the “Warrants”).  The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on February 6, 2009 (the “Registration Statement”).  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus (the “Prospectus”), other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.  We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.           The Exchange Shares have been duly authorized by all necessary corporate action of the Company, and the Exchange Shares are validly issued, fully paid and non-assessable.

2.           When the Warrant Shares have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor in the circumstances contemplated by the Warrants, the Warrant Shares will have been duly authorized by all necessary corporate action of the Company, and the Warrant Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                    Very truly yours,

Latham & Watkins LLP

By:	/s/ Latham & Watkins LLP